INCENTIVE STOCK PURCHASE AGREEMENT

       THIS INCENTIVE STOCK PURCHASE AGREEMENT made this 16th day of December, 1998 between ENERGY CORPORATION OF AMERICA, a West Virginia corporation, (hereinafter called "ECA"), and Joseph E. Casabona (hereinafter called "Employee").

     WHEREAS, Employee is a valuable employee of ECA (or one of its subsidiaries) and ECA considers it desirable and in its best interest that Employee be given an added incentive to advance the interests of ECA;

     NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

       1. Grant of Purchase Rights. ECA hereby grants to Employee the right and privilege to purchase up to 2,500 shares of its Class A common stock (the "stock") at $75.00 per share (the "Purchase Rights"). Employee may elect to purchase the stock by providing notice to ECA as provided in paragraph 2 below no later than December 31, 1998.

       In order to be entitled to exercise the Purchase Rights granted hereunder, Employee must remain in good standing in the continuous employ of ECA through December 31, 1998. If Employee's employment with ECA is terminated for any reason during this period, all unexercised Purchase Rights shall become null and void.

        2. Method of Exercise. The Purchase Rights shall be exercised by written notice directed to ECA at its principal place of business accompanied by either (a) a check for payment of the purchase price for the number of shares specified or (b) notice of Employee's election to finance the exercise of the Purchase Rights under one of the following alternatives:

               (i) Employee will pay ten percent (10%) of the purchase price in cash at the time of the exercise and will execute a promissory note to ECA for the balance of the purchase price with interest at a rate of six and one-half percent (6 1/2%), which note shall be non-recourse, secured only by the stock to be acquired by the exercise of the Purchase Rights. Payment of principal and interest shall be made as set forth in paragraph 3 below. Employee also shall execute a stock pledge agreement; or

               (ii) Employee will execute a promissory note to ECA for one hundred percent (100%) of the purchase price with interest at a rate of eight percent (8%), which note shall be secured by the stock to be acquired by the exercise of the Purchase Rights, which note shall also be fully recourse. Payment of principal and interest shall be made as set forth in paragraph 3 below. Employee also shall execute a stock pledge agreement.

        3.     Payment  of  Principal  and  Interest.

               a. Payment of Principal. The principal amount due under any note executed as provided in paragraph 2(i) or (ii) shall be paid in equal annual installments due on December 31, 2002, December 31, 2003, December 31,
2004, and December 31, 2005 respectively. All unpaid principal and interest shall be due in full on December 31, 2005; provided however, that such repayment obligations shall be cancelled as follows:

                   (i) If Employee remains in the continuous employment, in good standing, of the Company from the date hereof through December 31, 2002, one-fourth of the principal balance shall be cancelled.

                   (ii) If Employee remains in the continuous employment, in good standing, of the Company from the date hereof through December 31, 2003, an additional one-fourth of the principal balance shall be cancelled.

                   (iii) If Employee remains in the continuous employment, in good standing, of the Company from the date hereof through December 31, 2004, an additional one-fourth of the principal balance shall be cancelled.

                   (iv) If Employee remains in the continuous employment, in good standing, of the Company from the date hereof through December 31, 2005, all obligations due hereunder with respect to the principal shall be cancelled.

               b. Payment of Interest. Employee shall pay interest on the outstanding principal balance, due annually beginning on December 31, 1999.

        4. Limitation Upon Transfer. All rights granted in this Agreement shall be exercisable only by Employee. The Purchase Rights granted under this agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Purchase Rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such Purchase Rights, such Purchase Rights shall immediately become null and void.

        5. Restrictions. All shares acquired by Employee shall be subject to the terms and restrictions set forth in ECA's articles of incorporation, and in the ECA Class A Stock Ownership Program Resolution, as the same may be amended from time to time.

               All share certificates representing shares acquired by the exercise of the Purchase Rights shall have endorsed thereon the following legend:

                   The  shares  represented  by  this
                   certificate are subject to the terms and restrictions set forth in Energy Corporation of America's articles of incorporation, and in the ECA Class A Stock Ownership Program Resolution, as the same may be amended from time to time.

        6. Value. For purposes of any repurchase by ECA, the value of the shares shall be calculated in accordance with the methodology set forth in the ECA Stock Ownership Program Resolution, as the same may be amended from time to time.

        7. Rights as Shareholder. Employee shall not have any rights or privileges as a shareholder of ECA in the shares of Class A common stock until payment of the purchase price or execution and delivery of the Promissory Note referred to in paragraph 2.

        8. Holding Period. Employee agrees to hold all shares acquired by exercising the Purchase Rights for a period of at least six (6) months from the date of the exercise. Thereafter, the shares will remain subject to the restrictions on transfer as set forth in paragraph 5 above.

        9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of ECA.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                              ENERGY  CORPORATION  OF  AMERICA


                          By:     /s/  John  Mork
                             ---------------------------
                                    JOHN  MORK
                         Its:  President  and  CEO


                               /s/  Joseph  E.  Casabona
                             -------------------------
                                Joseph  E.  Casabona